EXHIBIT 1-B

                      ASTRA INSTITUTIONAL SECURITIES TRUST
           (formerly known as Pilgrim Institutional Securities Trust)

               AMENDMENT TO THE AGREEMENT AND DECLARATION OF TRUST

     The following resolution was passed by the Board of Trustees on March 17, 1995, and such resolution is in full force and effect:

          WHEREAS, paragraph 9.10 of an Acquisition Agreement, dated December 7, 1994, among Express America Holdings Corporation, Pilgrim Group Inc., Pilgrim Management Corporation, Pilgrim Distributors Corp. and Palomba Weingarten, provides that each of the Non-Acquired Funds concurrently with and conditional upon the closing of the transactions contemplated by the Acquisition Agreement shall change its name to a name which shall not include the word "Pilgrim";

          WHEREAS, pursuant to the Acquisition Agreement, Pilgrim Institutional Securities Trust ("PIST") is deemed to be a Non-Acquired Fund;

          WHEREAS, Article IX, Section 8, of the Trust's Agreement and Declaration of Trust authorizes the Trustees to amend the Agreement and Declaration of Trust for the purpose of changing the name of the Trust without authorization by shareholder vote;

          WHEREAS, the Trustees deem it advisable to change the Trust's name from Pilgrim Institutional Securities Trust to Astra Institutional Securities Trust;

          NOW, THEREFORE, BE IT RESOLVED, that PIST's name is hereby changed to Astra Institutional Securities Trust, effective upon closing of the transactions contemplated by the Acquisition Agreement and Declaration of Trust is filed with the Secretary of State of the Commonwealth of Massachusetts; and

          FURTHER RESOLVED, that the officers of the Trust are authorized to take all necessary steps to effect the name change, including amending the Trust's Agreement and Declaration of Trust.


                                                By:  /s/ NANCY L. PEDEN
                                                     ---------------------
                                                     Nancy L. Peden
                                                     Secretary

Dated this 31st day of March, 1995